Exhibit 10.12

APPLIED AEROSPACE & DEFENSE, INC.

2026 OMNIBUS INCENTIVE PLAN

FORM OF

RESTRICTED STOCK UNIT GRANT NOTICE

Pursuant to the terms and conditions of the Applied Aerospace & Defense, Inc. 2026 Omnibus Incentive Plan, as amended from time to time (the “Plan”), Applied Aerospace & Defense, Inc., a Delaware corporation (the “Company”), hereby grants to the individual listed below (“you” or the “Participant”) the number of Restricted Stock Units (the “RSUs”) set forth below. This award of RSUs (this “Award”) is subject to the terms and conditions set forth herein and in the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”), the restrictive covenants attached hereto as Exhibit B (the “Restrictive Covenants”) and the Plan, each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Type of Award:	Restricted Stock Units

Participant:	[•]

Date of Grant:	[•]

Total Number of RSUs:	[•]

Vesting Schedule:	Subject to Sections 2 and 5 of the Agreement, the Plan and the other terms and conditions set forth herein, the RSUs shall annually vest in three equal installments on each of the first three anniversaries of the Date of Grant (each such date, a “Vesting Date”), so long as you continuously provide services to the Company or an Affiliate from the Date of Grant through such Vesting Date.

By signing below, you agree to be bound by the terms and conditions of the Plan, the Agreement and this Restricted Stock Unit Grant Notice (this “Grant Notice”). You acknowledge that you have reviewed the Agreement, the Plan and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan and this Grant Notice, and have had ample time and opportunity to obtain the advice of counsel prior to executing this Grant Notice. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations arising under the Agreement, the Plan or this Grant Notice. This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Grant Notice to be executed by an officer thereunto duly authorized, and the Participant has executed this Grant Notice, effective for all purposes as provided above.

APPLIED AEROSPACE & DEFENSE, INC.

Name:
Title:

PARTICIPANT

Name: [•]

SIGNATURE PAGE TO

RESTRICTED STOCK UNIT GRANT NOTICE

EXHIBIT A

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (together with the Grant Notice to which this Agreement is attached and Exhibit B, this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice to which this Agreement is attached by and between Applied Aerospace & Defense, Inc., a Delaware corporation (the “Company”), and [•] (the “Participant”). Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.

1. Award. In consideration of the Participant’s past and/or continued employment with, or service to, the Company or an Affiliate and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Date of Grant set forth in the Grant Notice (the “Date of Grant”), the Company hereby grants to the Participant the number of RSUs set forth in the Grant Notice on the terms and conditions set forth in the Grant Notice, this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. To the extent vested, each RSU represents the right to receive one Share, subject to the terms and conditions set forth in the Grant Notice, this Agreement and the Plan. Unless and until the RSUs have become vested in the manner set forth in Section 2, the Participant will have no right to receive any Shares or other payments in respect of the RSUs. Prior to settlement of this Award, the RSUs and this Award represent an unsecured obligation of the Company, payable only from the general assets of the Company.

2. Vesting of RSUs.

(a) Except as otherwise set forth in Sections 2 and 5, the RSUs shall vest in accordance with the vesting schedule set forth in the Grant Notice. Upon the Participant’s Termination of Service prior to the vesting of all of the RSUs (but after giving effect to any accelerated vesting pursuant to Section 2(b)), any unvested RSUs (and all rights arising from such RSUs and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.

(b) Notwithstanding anything in the Grant Notice, this Agreement or the Plan to the contrary, subject to Section 10, upon a Change in Control, (i) if the RSUs are not assumed by the surviving entity in connection with such Change in Control, all RSUs shall immediately become vested as of the date of such Change in Control and (ii) if the RSUs are assumed by the surviving entity in connection with such Change in Control, upon the Participant’s Termination of Service by the Company or an Affiliate without Cause during the 12-month period commencing on the date on which such Change in Control is consummated, all RSUs shall immediately become vested as of the date of such Termination of Service; provided, that such Termination of Service constitutes a “separation of service” within the meaning of Section 409A of the Code.

(c) Except as otherwise set forth herein, upon the Participant’s Termination of Service prior to the vesting of all of the RSUs, any unvested RSUs (and all rights arising from such RSUs and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.

3. Dividend Equivalent Rights. In the event that the Company declares and pays a regular cash dividend in respect of its outstanding Shares (which, for clarity, does not include any extraordinary cash dividend), and, on the record date for such dividend, the Participant holds RSUs granted pursuant to this Agreement that have not been settled, the Company shall record in a bookkeeping account an amount equal to the cash dividends the Participant would have received if the Participant was the holder of record, as of such record date, of a number of Shares equal to the number of RSUs held by the Participant that have not been settled as of such record date (the “Dividend Equivalent Rights”). The Dividend Equivalent Rights will be subject to the same terms and conditions, including with respect to vesting, forfeiture and transferability, as the underlying RSUs. All amounts, if any, payable in respect of the Dividend Equivalent Rights will be paid to the Participant in cash (or, at the discretion of the Company, in Shares) on or following, but no later than 30 days after, the date the underlying RSU vests. For purposes of clarity, if any of the RSUs are forfeited by the Participant pursuant to the terms of this Agreement, then the Participant shall also forfeit the Dividend Equivalent Rights, if any, accrued with respect to such forfeited RSUs. No interest will accrue on the Dividend Equivalent Rights between the declaration and payment of the applicable dividends and the settlement of the Dividend Equivalent Rights.

4. Settlement of RSUs. As soon as administratively practicable following the vesting of RSUs pursuant to Section 2, but in no event later than 30 days after such vesting date, the Company shall deliver to the Participant a number of Shares equal to the number of RSUs subject to this Award. All Shares issued hereunder shall be delivered either by delivering one or more certificates for such Shares to the Participant or by entering such Shares in book-entry form, as determined by the Committee in its sole discretion. The value of Shares shall not bear any interest owing to the passage of time. Neither this Section 4 nor any action taken pursuant to or in accordance with this Agreement shall be construed to create a trust or a funded or secured obligation of any kind.

5. Restrictive Covenants.

(a) The Participant acknowledges and agrees that the grant of the RSUs further aligns the Participant’s interests with the Company’s long-term business interests, and as a condition to the Company’s willingness to enter into this Agreement, the Participant agrees to abide by the terms set forth in Exhibit B, which Exhibit B is deemed to be part of this Agreement as if fully set forth herein. The Participant acknowledges and agrees that the Restrictive Covenants are reasonable and enforceable in all respects. By accepting this Award, the Participant agrees to be bound, and promises to abide, by the terms set forth in Exhibit B and expressly acknowledges and affirms that this Award would not be granted to the Participant if the Participant had not agreed to be bound by such provisions.

(b) Notwithstanding any provision in this Agreement or the Plan to the contrary, in the event the Committee determines that the Participant has failed to abide by any of the terms set forth in Exhibit B or the provisions of any other confidentiality, non-disclosure, non-competition, non-solicitation, non-disparagement or other restrictive covenants in any other agreement by and between the Company or any Affiliate and the Participant, then, in addition to and without limiting the remedies set forth in Exhibit B:

(i) all RSUs that have not been settled as of the date of such determination (and all rights arising from such RSUs and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company; and

(ii) the Participant shall, within 30 days following the Participant’s receipt of a written notice from the Company, pay to the Company a cash amount equal to the Fair Market Value of any Shares previously received by the Participant pursuant to the settlement of the RSUs as of the date of receipt of such Shares.

6. Tax Matters. To the extent that the receipt, vesting or settlement of this Award results in income (including compensation income) or wages (including via Dividend Equivalent Rights) to the Participant for federal, state, local and/or foreign tax purposes, the Company shall have the authority to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy all applicable federal, state, local and foreign taxes (including the employee portion of any Federal Insurance Contributions Act obligation) required by Applicable Law to be withheld with respect to any taxable event arising in connection with this Award. In furtherance of the forgoing, the Participant may make arrangements satisfactory to the Company regarding the payment of any income tax, social insurance contribution or other applicable taxes that are required to be withheld in respect of this Award, which arrangements include (if and to the extent permitted by the Company) the delivery of cash or cash equivalents, Shares (including previously owned Shares (which are not subject to any pledge or other security interest), net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to this Award), other property, or any other legal consideration the Committee deems appropriate. If such tax obligations are satisfied through net settlement or the surrender of previously owned Shares, the maximum number of Shares that may be so withheld (or surrendered) shall be the number of Shares that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to this Award, as determined by the Committee. Any fraction of a Share required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash to the Participant. The Participant acknowledges that there may be adverse tax consequences upon the receipt, vesting or settlement of this Award or disposition of the underlying Shares and that the Participant has been advised, and hereby is advised, to consult a tax advisor. The Participant represents that the Participant is in no manner relying on the Board, the Committee, the Company or an Affiliate or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.

7. Non-Transferability. During the lifetime of the Participant, the RSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the RSUs have been issued, and all restrictions applicable to such Shares have lapsed. Neither the RSUs nor any interest or right therein shall be liable for the debts, contracts or engagements of the Participant or the Participant’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

8. Compliance with Applicable Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of Shares hereunder will be subject to compliance with all applicable requirements of Applicable Law. No Shares will be issued hereunder if such issuance would constitute a violation of any Applicable Law. In addition, Shares will not be issued hereunder unless (a) a registration statement under the Securities Act is in effect at the time of such issuance with respect to the Shares to be issued or (b) in the opinion of legal counsel to the Company, the Shares to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any Shares hereunder will relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority has not been obtained. As a condition to any issuance of Shares hereunder, the Company may require the Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any Applicable Law and to make any representation or warranty with respect to such compliance as may be requested by the Company.

9. Rights as a Stockholder. The Participant shall have no rights as a stockholder of the Company with respect to any Shares that may become deliverable hereunder unless and until the Participant has become the holder of record of such Shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such Shares, except as otherwise specifically provided for in the Plan or this Agreement.

10. Execution of Receipts and Releases. Any issuance or transfer of Shares or other property to the Participant or the Participant’s legal representative, heir, legatee or distributee, in accordance with this Agreement shall be in full satisfaction of all claims of such Person hereunder. As a condition precedent to such payment or issuance, the Company may require the Participant or the Participant’s legal representative, heir, legatee or distributee to execute (and not revoke within any time provided to do so) a release and receipt therefor in such form as it shall determine appropriate; provided, that any review period under such release will not modify the date of settlement with respect to vested RSUs.

11. No Right to Continued Employment, Service or Awards. Nothing in the adoption of the Plan, nor the award of the RSUs thereunder pursuant to the Grant Notice and this Agreement, shall confer upon the Participant the right to continued employment by, or a continued service relationship with, the Company or any Affiliate, or any other entity, or affect in any way the right of the Company or any such Affiliate, or any other entity to terminate such employment or other service relationship at any time. Unless otherwise provided in a written employment agreement or by Applicable Law, the Participant’s employment by the Company, or any such Affiliate, or any other entity shall be on an at-will basis, and the employment relationship may be terminated at any time by either the Participant or the Company, or any such Affiliate, or other entity for any or no reason whatsoever, with or without Cause or notice. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee or its delegate, and such determination shall be final, conclusive and binding for all purposes. The grant of the RSUs is a one-time benefit that was made at the sole discretion of the Company and does not create any contractual or other right to receive a grant of Awards or benefits in the future in lieu of Awards in the future, including any adjustment to wages, overtime, benefits or other compensation. Any future Awards will be granted at the sole discretion of the Company.

12. Legal and Equitable Remedies. The Participant acknowledges that a violation or attempted breach of any of the Participant’s covenants and agreements in this Agreement will cause such damage as will be irreparable, the exact amount of which would be difficult to ascertain and for which there will be no adequate remedy at law, and accordingly, the parties hereto agree that the Company and its Affiliates shall be entitled as a matter of right to an injunction issued by any court of competent jurisdiction, restraining the Participant or the affiliates, partners or agents of the Participant from such breach or attempted violation of such covenants and agreements, as well as to recover from the Participant any and all costs and expenses sustained or incurred by the Company or any Affiliate in obtaining such an injunction, including reasonable attorneys’ fees. The parties to this Agreement agree that no bond or other security shall be required in connection with such injunction. Any exercise by either of the parties to this Agreement of its rights pursuant to this Section 12 shall be cumulative and in addition to any other remedies to which such party may be entitled.

13. Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, unless otherwise designated by the Company in a written notice to the Participant (or other holder):

Applied Aerospace & Defense, Inc.

Attn: [__]

355 Quality Circle NW

Huntsville, AL 35806

If to the Participant, at the Participant’s last known address on file with the Company.

Any notice that is delivered personally or by overnight courier or telecopier in the manner provided herein shall be deemed to have been duly given to the Participant when it is mailed by the Company or, if such notice is not mailed to the Participant, upon receipt by the Participant. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is so placed in the mail.

14. Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which the Participant has access, or to the Participant’s account with the Company’s equity plan administrator. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that the Participant’s electronic signature is the same as, and shall have the same force and effect as, the Participant’s manual signature.

15. Agreement to Furnish Information. The Participant agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any Applicable Law.

16. Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the RSUs granted hereby; provided¸ however, that (a) the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance agreement between the Company (or an Affiliate or other entity) and the Participant in effect as of the date a determination is to be made under this Agreement; and (b) the terms of Exhibit B are in addition to and complement (and do not replace or supersede) all other agreements and obligations between the Company or any Affiliate and the Participant with respect to confidentiality, non-disclosure, non-competition, non-solicitation, non-disparagement and other restrictive covenants. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of the Participant shall be effective only if it is in writing and signed by both the Participant and an authorized officer of the Company.

17. Severability and Waiver. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.

18. Company Recoupment of Awards. The Participant’s rights with respect to this Award shall in all events be subject to (a) any right that the Company may have under any Company recoupment, clawback or similar policy or other agreement or arrangement with the Participant, and (b) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission or any other Applicable Law. The Participant’s acceptance of this Award will constitute the Participant’s acknowledgment of and consent to the Company’s application, implementation and enforcement of any Company recoupment, clawback or similar policy that may apply to the Participant and this Award, whether adopted before or after the Effective Date or Date of Grant (whether though clawback, cancellation, recoupment, rescission, payback, reduction or other similar action in accordance therewith) and any Applicable Law relating to clawback, cancellation, recoupment, rescission, payback or reduction of compensation or other similar action, and the Participant’s agreement that the Company may take any actions that may be necessary to effectuate any such policy or Applicable Law, without further consideration or action.

19. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN, EXCLUSIVE OF THE CONFLICT OF LAWS PROVISIONS OF DELAWARE LAW.

20. Successors and Assigns. The Company may assign any of its rights under this Agreement without the Participant’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the Person(s) to whom the RSUs may be transferred by will or the laws of descent or distribution.

21. Headings; References; Interpretation. Headings are for convenience only and are not deemed to be part of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including Exhibit B attached hereto, and not to any particular provision of this Agreement. All references herein to Sections and Exhibit B shall, unless the context requires a different construction, be deemed to be references to the Sections and Exhibit B of this Agreement. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” All references to “including” shall be construed as meaning “including without limitation.” Unless the context requires otherwise, all references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. All references to “dollars” or “$” in this Agreement refer to United States dollars. Whenever the context may require, the singular form of nouns and pronouns shall include the plural and vice versa. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

22. Counterparts. The Grant Notice may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of the Grant Notice by facsimile or portable document format (.pdf) attachment to electronic mail or via electronic acceptance in accordance with Section 14 shall be effective as delivery of a manually executed counterpart of the Grant Notice.

23. Section 409A. The Plan, this Agreement and the RSUs are intended to comply with or be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed, and interpreted in accordance with such intent. Notwithstanding any contrary provision in the Plan or this Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under the Plan or this Agreement to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, until the date of death of the specified employee) and shall instead be paid (in a manner set forth in this Agreement) upon expiration of such delay period. Notwithstanding the foregoing, the Company and its Affiliates make no representations that the RSUs provided under this Agreement are exempt from or compliant with Section 409A of the Code and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.

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EXHIBIT B

RESTRICTIVE COVENANTS

1. Confidentiality. In the course of Participant’s employment or service with the Company, Participant will be provided with, and will have access to, Confidential Information (as defined below). In consideration of Participant’s receipt and access to such Confidential Information, Participant shall comply with this Section 1.

(a) Both during Participant’s employment or service with any member of the Company Group (as defined below) and thereafter, except as expressly permitted by this Exhibit B, Participant shall not directly or indirectly disclose, publish, communicate, or make available any Confidential Information, or allow it to be disclosed, published, communicated, or made available, to any person or entity and shall not access or use any Confidential Information except for the benefit of the Company Group. Participant acknowledges and agrees that Participant would inevitably use and disclose Confidential Information in violation of this Section 1 if Participant were to violate any of the covenants set forth in Section 2 of this Exhibit B. Participant shall follow all Company Group policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). Except to the extent required for the performance of Participant’s duties on behalf of the Company Group, Participant shall not remove from facilities of any member of the Company Group any information, property, equipment, drawings, notes, reports, manuals, invention records, computer software, customer information, or other data or materials that relate in any way to the Confidential Information, whether paper or electronic and whether produced by Participant or obtained by the Company Group. The covenants of this Section 1(a) shall apply to all Confidential Information, whether now known or later to become known to Participant during the period that Participant is employed by or affiliated with the Company or any other member of the Company Group. For purposes of this Exhibit B, “Company Group” shall mean, collectively, the Company and its direct and indirect subsidiaries as may exist from time to time.

(b) Notwithstanding any provision of Section 1(a) of this Exhibit B to the contrary, Participant may make the following disclosures and uses of Confidential Information:

(i) disclosures to other employees, officers or directors of a member of the Company Group who have a need to know the information in connection with the businesses of the Company Group;

(ii) disclosures to customers and suppliers when, in the reasonable and good faith belief of Participant, such disclosure is in connection with Participant’s performance of Participant’s duties under any applicable employment agreement and is in the best interests of the Company Group;

(iii) disclosures and uses that are approved in writing by the Board; or

(iv) disclosures to a person or entity that has (x) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (y) agreed in writing to abide by the terms of a confidentiality agreement.

(c) Upon the Participant’s Termination of Service, and at any other time upon request of the Company, Participant shall promptly and permanently surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in Participant’s possession, custody or control and Participant shall not retain any such documents or other materials or property of the Company Group. Within ten (10) days of any such request, Participant shall certify to the Company in writing that all such documents, materials and property have been returned to the Company. In the event that the Participant later discovers any Company Group property, the Participant shall promptly return such property to the Company. The Participant shall cooperate with Company representatives and allow such representatives to oversee the process of erasing and/or permanently removing any such Confidential Information or other property of the Company Group from any computer, personal digital assistant, phone, or other electronic device, or any cloud-based storage account or other electronic medium owned or controlled by the Participant.

(d) “Confidential Information” means all confidential, competitively valuable, non-public or proprietary information that is conceived, made, developed or acquired by or disclosed to Participant (whether conveyed orally, in writing or in any other form or medium), individually or in conjunction with others, during the period that Participant is employed by or otherwise affiliated with the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) including: (i) technical information of any member of the Company Group, its affiliates, its investors, customers, vendors, suppliers or other third parties, including computer programs, software, databases, data, ideas, know-how, formulae, compositions, processes, discoveries, machines, inventions (whether patentable or not), designs, developmental or experimental work, techniques, improvements, work in process, research or test results, original works of authorship, training programs and procedures, diagrams, charts, business and product development plans, and similar items; (ii) information relating to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) or pursuant to which any member of the Company Group owes a confidentiality obligation; and (iii) other valuable, confidential information and trade secrets of any member of the Company Group, its affiliates, its customers or other third parties. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company or the other applicable member of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Exhibit B. For purposes of this Exhibit B, Confidential Information shall not include any information that (A) is generally available to and known by the public other than as a result of a disclosure or wrongful act of Participant or any of Participant’s agents; (B) was available to Participant on a non-confidential basis before its disclosure by a member of the Company Group; (C) becomes available to Participant on a non-confidential basis from a source other than a member of the Company Group who, to the Participant’s knowledge, rightfully possesses the information and did not obtain it, either directly or indirectly, from a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group; or (D) is required to be disclosed by Applicable Law.

(e) Notwithstanding the foregoing, nothing in this Exhibit B shall prohibit or restrict Participant from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Participant from any Governmental Authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any Governmental Authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, the Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the Participant’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Exhibit B requires Participant to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Participant has engaged in any such conduct. Nothing herein prevents the Participant from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Participant has reason to believe is unlawful.

2. Non-Competition; Non-Solicitation.

(a) The Company shall provide Participant access to Confidential Information for use only during the Participant’s employment or service with any member of the Company Group, and Participant acknowledges and agrees that the Company Group will be entrusting Participant, in Participant’s unique and special capacity, with developing the goodwill of the Company Group, and in consideration of the Company providing Participant with access to Confidential Information, clients and customers and as an express incentive for the Company to grant Participant an Award under the Plan and Award Agreement, Participant has voluntarily agreed to the covenants set forth in this Section 2. Participant agrees and acknowledges that, due to the nature of the Business of the Company Group, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, do not interfere with public interests, will not cause Employee undue hardship, and are material and substantial parts of this Exhibit B intended and necessary to prevent unfair competition and to protect the Company’s Confidential Information, customer and employee relationships, goodwill and legitimate business interests.

(b) During the Prohibited Period (as defined below), Participant shall not, and shall cause Participant’s affiliates not to, without the prior written approval of the Board, directly or indirectly, for Participant or on behalf of or in conjunction with any other person or entity of any nature:

(i) engage in or participate in (or prepare to engage in or participate in) the Business within the Market Area (each as defined below), which prohibition shall prevent Participant from directly or indirectly: (A) owning, investing in, controlling, managing, operating, participating in, lending Participant’s name to, contributing to, providing assistance to or being an officer or director of, any person or entity engaged in or planning to engage in the Business in the Market Area (provided, however, that Participant shall be permitted to own a passive interest of any class of securities of any corporation in competition with the Company Group that is traded on a national securities exchange (as long as Participant is not involved in the business activities of such entity)), or (B) joining, becoming an employee or consultant of, or otherwise rendering services for or being affiliated with or engaged by (whether or not for compensation), any person or entity engaged in, or planning to engage in, the Business in the Market Area in any capacity (with respect to this clause (B)) in which Participant’s customer or client relationships, duties or responsibilities are the same as or similar to the customer or client relationships, duties or responsibilities that Participant had on behalf of any member of the Company Group;

(ii) appropriate or interfere with or attempt to appropriate or interfere with any Business Opportunity (as defined below) of, or relating to, any member of the Company Group located in the Market Area;

(iii) solicit, canvass, approach, encourage, entice or induce any customer, vendor or supplier of any member of the Company Group with whom Participant had contact (including oversight responsibility) or learned Confidential Information about during Participant’s employment or service with any member of the Company Group to cease or lessen such customer’s, vendor’s or supplier’s business with any member of the Company Group or otherwise adversely affect such relationship, or attempt to do any of the foregoing; or

(iv) solicit, canvass, approach, encourage, entice or induce any employee or contractor of any member of the Company Group which the Participant had contact during the Participant’s employment or service with any member of the Company Group or who otherwise worked in the same department as the Participant, to terminate his, her or its employment or engagement with any member of the Company Group, hire or retain any such employee or contractor or otherwise adversely affect such relationship.

Notwithstanding the foregoing, nothing herein shall prohibit Participant from being employed or engaged by any person or entity where such work (i) would not involve any level of strategic, advisory, technical, creative, or sales, or other activity similar to that which Participant provided to any Company Group or (ii) is in connection with an independent business line of such person or entity that is wholly unrelated to the Business and the Confidential Information (subject to protocols to prevent Participant from disclosing Confidential Information).

(c) Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in Section 1 of this Exhibit B and in this Section 2, and because of the immediate, irreparable and continuing damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach of this Exhibit B. The Participant further agrees that the Company and each member of the Company Group would, by reason of such breach, or threatened breach, be entitled (a) to an injunction, a decree for specific performance, other equitable relief in a court of appropriate jurisdiction, (b) to be indemnified by Participant from any loss or harm; and (c) to recover any costs or attorneys’ fees, arising out of or in connection with any breach by Participant or enforcement action relating to Participant’s obligations under this Exhibit B and all other relief as may be proper (including money damages if appropriate), to the extent permitted by law, without the need to post any bond. Participant further consents and stipulates to the entry of such injunctive relief in such a court prohibiting Participant from breaching the terms of this Exhibit B. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity. Participant further agrees that Participant will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 2, and that Participant will reimburse the Company Group for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Section 2 if Participant challenges the reasonableness or enforceability of any of the provisions of this Section 2. Notwithstanding anything to the contrary contained in this Exhibit B, in the event of a breach of any covenant by Participant, the duration of any restriction breached shall be extended for a period equal to any period of time that Participant was in violation of such covenant to the extent permitted by Applicable Law.

(d) The covenants in this Section 2, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Exhibit B shall thereby be reformed.

(e) The following terms shall have the following meanings:

(i) “Business” shall mean the business and operations that are the same or similar to those performed by the Company and any other member of the Company Group for which Participant provides services or about which Participant obtains Confidential Information during the Participant’s employment or service with any member of the Company

Group, which business and operations include, but are not limited to the design, engineering, and vertically integrated manufacturing solutions for leading and next-generation space and defense technology, including three core markets: Space and Launch Systems, Defense Aviation and Airborne Systems and C5ISR and Precision Strike Systems.

(ii) “Business Opportunity” shall mean any actual or potential commercial, investment or other business opportunity of any member of the Company Group or relating to the Business about which Participant learned Confidential Information during Participant’s employment or service with any member of the Company Group.

(iii) “Market Area” shall mean any country, state, municipality, locale, or jurisdiction in which any member of the Company Group is engaged in providing services and in which the Participant had material responsibilities or made actual contact (whether in person, virtual, or by email, text, or phone) between Participant and a customer or prospective customer with whom Participant dealt on behalf of any member of the Company Group or whose dealings with the Company or any member of the Company Group was coordinated or supervised by Participant, or who received any product or service from the Company or any member of the Company Group that resulted in payment of compensation to Participant, or about whom Participant obtained Confidential Information as a result of Employee’s employment with or service to the Company or any member of the Company Group.

(iv) “Prohibited Period” shall mean the period during which Participant is employed by, or providing services to, any member of the Company Group and continuing for a period of following the date that Participant is no longer employed by, or providing services to, any member of the Company Group.

(f) Participant undertakes and agrees that following the date that Participant is no longer employed by, or providing services to, any member of the Company Group and prior to entering into any relationship with any other party to serve as an officer, director, employee, consultant, partner, advisor, joint-venturer or in any other capacity with any other person or entity, Participant shall disclose to such other party the terms of the restrictive covenants set forth herein and hereby consents to the Company making any related disclosures.

3. Ownership of Intellectual Property.

(a) Participant agrees that the Company shall own, and Participant shall (and hereby does) assign, all right, title and interest relating to any and all inventions (whether or not patentable), discoveries, developments, improvements, innovations, works of authorship, mask works, designs, know-how, ideas, formulae, processes, techniques, data and information authored, created, contributed to, made, conceived, developed, fabricated, reduced to practice, modified or improved, in whole or in part, by Participant during the period in which Participant is or has been employed by or affiliated with the Company or any other member of the Company Group, whether or not registerable under U.S. law or the laws of other jurisdictions, that either (a) relate in any way to the Business or actual or demonstrably anticipated research or development of the Company or any member of the Company Group, or (b) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or Confidential

Information, regardless of when or where the work is prepared, to the fullest extent allowed by Applicable Law (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Participant shall promptly disclose all Company Intellectual Property to the Company in writing. To support Participant’s disclosure obligation herein, Participant shall keep and maintain adequate and current written records of all Company Intellectual Property made by Participant (solely or jointly with others) during the period in which Participant is or has been employed by or affiliated with the Company or any other member of the Company Group in such form as may be specified from time to time by the Company. These records shall be available to, and remain the sole property of, the Company at all times. For the elimination of doubt, the foregoing ownership and assignment provisions apply without limitation to patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world.

(b) All of Participant’s works of authorship and associated copyrights created during the period in which Participant is employed by or affiliated with the Company or any other member of the Company Group and in the scope of Participant’s employment or engagement shall be deemed to be “works made for hire” within the meaning of the Copyright Act. To the extent any right, title and interest in and to Company Intellectual Property cannot be assigned by Participant to the Company, Participant shall grant, and does hereby grant, to the Company Group an exclusive, perpetual, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, use, sell, offer for sale, import, export, reproduce, practice and otherwise commercialize such rights, title and interest.

(c) Participant recognizes that this Exhibit B will not be deemed to require assignment of any invention or intellectual property that Participant developed entirely on Participant’s own time without using the equipment, supplies, facilities, trade secrets, or Confidential Information of any member of the Company Group. In addition, this Exhibit B does not apply to any invention that qualifies fully for protection from assignment to the Company under any specifically applicable state law or regulation.

(d) To the extent allowed by law, this Section 3 applies to all rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like, including without limitation those rights set forth in 17 U.S.C. §106A (collectively, “Moral Rights”). To the extent Participant retains any Moral Rights under Applicable Law, Participant hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by the Company or any member of the Company Group, and Participant hereby waives and agrees not to assert any Moral Rights with respect to such Moral Rights. Participant shall confirm any such ratifications, consents, waivers, and agreements from time to time as requested by the Company.

(e) Participant shall perform, during and after the period in which Participant is or has been employed by or affiliated with the Company or any other member of the Company Group, all acts deemed necessary or desirable by the Company to permit and assist each member of the Company Group, at the Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Intellectual Property and Confidential Information assigned, to be assigned, or licensed to the Company under this Exhibit

B. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property or Confidential Information.

(f) In the event that the Company (or, as applicable, a member of the Company Group) is unable for any reason to secure Participant’s signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Confidential Information or Company Intellectual Property, Participant hereby irrevocably designates and appoints the Company and each of the Company’s duly authorized officers and agents as Participant’s agents and attorneys-in-fact to act for and on Participant’s behalf and instead of Participant, (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under the Confidential Information or Company Intellectual Property, all with the same legal force and effect as if executed by Participant. For the avoidance of doubt, the provisions of this Section 3(f) apply fully to all derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations of all Company Intellectual Property.

(g) In the event that Participant enters into, on behalf of any member of the Company Group, any contracts or agreements relating to any Confidential Information or Company Intellectual Property, Participant shall assign such contracts or agreements to the Company (or the applicable member of the Company Group) promptly, and in any event, prior to Participant’s Termination of Service. If the Company (or the applicable member of the Company Group) is unable for any reason to secure Participant’s signature to any document required to assign said contracts or agreements, or if Participant does not assign said contracts or agreements to the Company (or the applicable member of the Company Group) prior to Participant’s Termination of Service, Participant hereby irrevocably designates and appoints the Company (or the applicable member of the Company Group) and each of the Company’s duly authorized officers and agents as Participant’s agents and attorneys-in-fact to act for and on Participant’s behalf and instead of Participant to execute said assignments and to do all other lawfully permitted acts to further the execution of said documents.

4. Non-Disparagement. Subject to Section 1(e) above, Participant agrees that Participant will not, and will cause Participant’s affiliates to not, make, publish, or communicate any statement, comment or remark, whether written or oral, which in any way disparages or defames or could reasonably be expected to impugn the personal or professional character, reputation or integrity of the Company or any member of the Company Group or their current or former directors, officers, members, managers, partners, executives or direct or indirect owners (including equityholders), and their customers, clients, suppliers, investors and other associated third parties, or their businesses, business practices, prospects, products or services; provided, however, that nothing in this Exhibit B shall prevent Participant from engaging in concerted activity relative to the terms and conditions of Participant’s employment and in communications protected under the National Labor Relations Act, to the extent applicable, including the ability to file unfair labor practice charges with the National Labor Relations Board or assist others in doing so, and otherwise cooperate with any investigative process by the National Labor Relations Board.